Exhibit 5.4

[Kaplan & Partners LLP Letterhead]

ANDREW M. FLEISCHMAN
(502) 416-1632
andrew@kplouisville.com

January 29, 2016

HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, AL 35243

Ladies and Gentlemen:

We have acted as Kentucky counsel to HealthSouth Corporation, a Delaware corporation (the “Company”), and Lakeview Rehabilitation Group Partners, a general partnership formed pursuant to the laws of the Commonwealth of Kentucky (the “Kentucky Guarantor”), in connection with the filing by the Company and certain of the Company’s current and future subsidiaries, including the Kentucky Guarantor, with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering of (i) up to $350,000,000 aggregate principal amount of the Company’s 5.75% Senior Notes due 2024 (the “New 2024 Notes”), and the related guarantees, in exchange for a like principal amount of the Company’s currently outstanding unregistered 5.75% Senior Notes due 2024 (the “Outstanding 2024 Notes”), and the related guarantees; and (ii) up to $350,000,000 aggregate principal amount of the Company’s 5.75% Senior Notes due 2025 (the “New 2025 Notes” and, together with the New 2024 Notes, the “New Notes”), and the related guarantees, in exchange for a like principal amount of the Company’s currently outstanding unregistered 5.75% Senior Notes due 2025 (the “Outstanding 2025 Notes” and, together with the Outstanding 2024 Notes, the “Outstanding Notes”), and the related guarantees. The New Notes are to be jointly and severally guaranteed on a senior unsecured basis by certain of the Company’s current and future subsidiaries, including the Kentucky Guarantor.

HealthSouth Corporation
January 29, 2016

The Outstanding 2024 Notes and the related guarantees were issued and the New 2024 Notes and the related guarantees are to be issued pursuant to the Indenture, dated as of December 1, 2009 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as successor to The Bank of Nova Scotia Trust Company of New York (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of September 11, 2012, among the Company, the guarantors party thereto and the Trustee, and as further supplemented by the Sixth Supplemental Indenture, dated as of August 7, 2015, among the Company, the guarantors party thereto and the Trustee (as supplemented, the “2024 Indenture”). The Outstanding 2025 Notes and the related guarantees were issued and the New 2025 Notes and the related guarantees are to be issued pursuant to the Base Indenture, as supplemented by the Seventh Supplemental Indenture, dated as of September 16, 2015, among the Company, the guarantors party thereto and the Trustee (as supplemented, the “2025 Indenture” and, together with the 2024 Indenture, the “Indenture”).
We are opining herein only as to the effect on the subject transaction of the laws of the Commonwealth of Kentucky with respect to the Kentucky Guarantor; and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of federal law, municipal law, or the laws of any local agencies within any state. We herein express no opinion with respect to any issues or matters addressed or stated in those letters of other counsel; and, to the extent elements of those opinions are necessary to the opinions expressed herein we have, with your consent, relied upon and assumed the correctness of such elements of those opinions.
In rendering our opinions herein, we have relied with respect to factual matters, upon the Secretary’s Certificate (defined below). We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. We have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:
(i)    the Amended and Restated Partnership Agreement of the Kentucky Guarantor dated November 22, 2010;
(ii)     the certificate with respect to various factual matters signed by an officer of one of the general partners of the Kentucky Guarantor and dated the date of this opinion (the “Secretary’s Certificate”);
(iii)     the Indenture;
(iv)     the form of the New Notes;
(v)     the Registration Statement; and
(vi)    the prospectus contained within the Registration Statement (the “Prospectus”).
Items (iii) through (vi) as set forth above shall hereinafter collectively be referred to as the “Principal Documents.”

HealthSouth Corporation
January 29, 2016

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:
(1)     The Kentucky Guarantor is a partnership under the laws of the Commonwealth of Kentucky.
(2)     The Kentucky Guarantor has the requisite partnership power to execute, deliver and perform its obligations under the Indenture, including its guarantee of the New Notes.
(3)     The execution and delivery by the Kentucky Guarantor of the Indenture and the performance of its obligations thereunder, including guaranteeing the New Notes in accordance with the provisions of the Indenture, have been duly authorized by all necessary partnership action on the part of the partners.
The opinions that are expressed herein are further subject to the following exceptions, limitations, assumptions and qualifications.
(a)     This opinion deals only with the specific legal issues that it explicitly addresses, and no opinions shall be implied as to matters not so addressed.
(b)     We have made no investigation and express no opinion as to the applicability to the Principal Documents or to the transaction contemplated thereby of provisions of the Federal Bankruptcy Code relating to fraudulent conveyances or fraudulent transfers.
(c)     We express no opinion as to any of the following: (1) the accuracy or completeness of any financial, accounting or statistical information furnished by the Kentucky Guarantor to any third party; (2) the Kentucky Guarantor’s ability to perform its obligations under the Principal Documents other than as specifically opined herein; and (3) the accuracy or completeness of any representations made by the Kentucky Guarantor other than as specifically opined herein.
(d)     This opinion letter is rendered as of the date set forth above, and is limited to present statutes, laws and regulations and to the facts as they currently exist. We disclaim any responsibility for notifying you of any changes affecting this opinion letter that later come to our attention and we assume no obligation to update or supplement this opinion letter.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

Kaplan & Partners LLP

/s/ Kaplan & Partners LLP